EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT dated as of January 1, 2005 (the "Effective Date"), by and between AmTrust Financial Services, Inc., 59 Maiden Lane, 6th Floor, New York, New York, a Delaware corporation (the "Company") and Max G. Caviet, an individual residing at Ashford House, 56 Tilt Road, Cobham Surrey KT11 3HQ, United Kingdom ("Executive").

WITNESSETH

WHEREAS, The Company and Executive desire to enter into this Employment Agreement (the "Agreement") in order to set forth the terms and conditions of Executive's employment, intending to supersede any prior employment agreement, written or oral, whether with the Company or other affiliates.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1. Duties and Responsibilities. The duties and responsibilities of Executive shall be those of a senior executive of the Company as the same shall be assigned to him from time to time by the Board of Directors of the Company, including, but not limited to, management of Company's special risk business worldwide. Executive's principal place of work will be in London, England, but he shall be required to travel as reasonably necessary to carry out his duties. Executive recognizes that, during the period of his employment hereunder, he owes an undivided duty of loyalty to the Company and agrees to devote all of his business time and attention to the performance of his duties and responsibilities and to use his best efforts to promote and develop the business of the Company. Subject to the approval of the Board of Directors, which shall not be unreasonably withheld, Executive shall be entitled to serve on corporate, civic, and/or charitable boards or committees and to otherwise reasonably participate as a member in community, civic, or similar organizations and the pursuit of personal investments which do not present any material conflicts of interest with the Company.

Executive shall be appointed President of Company's wholly-owned subsidiary, AmTrust International Insurance, Ltd. and as an officer of such other affiliates, including AmTrust International Underwriters Limited, AmTrust Management Services Limited and AmTrust Nordic AG, as, in the discretion of Company, is appropriate and necessary to carry out his duties and responsibilities, reporting on a day-to-day basis directly to the president and CEO of the Company. If elected or appointed, Executive shall serve on the Boards of Directors of the Company or its affiliates without additional compensation.

2. Employment Period. For a period commencing on the Effective Date hereof and ending on December 31, 2008 (the "Employment Period"), subject always to Clauses 7(a) and and 7(b), the Company hereby employs Executive in the capacities herein set forth. Executive

agrees, pursuant to the terms hereof, to serve in such capacities for the Employment Period. This Agreement shall renew for successive three year periods unless one of the parties provides written notice of not less than one hundred eighty days prior to the end of the Employment Period or any successive Employment Period that the party will not renew the Agreement.

3. Compensation and Benefits.

(a) Salary. The Company shall pay or cause an affiliate to pay Executive a salary at the rate of One Hundred Ninety Three Thousand Pound Sterling (£193,000) per annum through December 31, 2005 and, effective 1 January 2006, Two Hundred Fifty Thousand Pound Sterling (£250,000) per annum ("Salary"), payable in accordance with the Company's normal payroll process. Executive acknowledges and agrees that Salary is inclusive of any amount payable by Company for any pension plan for the benefit of Executive. Executive shall be entitled to a salary review annually commencing on each anniversary of the Effective Date of this Agreement. Such salary review shall be based entirely on merit and any salary adjustments shall be determined by the Board of Directors of the Company solely in its discretion.

(b) Profit Bonus. Executive shall receive an annual bonus equal to ten percent (10%) of the pre-tax profit, as defined herein, of Company during the Employment Period or any successive Employment Period. Effective as of the Calendar year ending December 31, 2006, the Profit Bonus shall not exceed 150% of Salary as of December 31 of the subject calendar year. For purposes of computing the Profit Bonus, profits shall mean Company's pre-tax net operating income exclusive of extraordinary items and investment income or loss, arising from special risk and extended warranty business written by Company and its affiliates under the direct or indirect supervision of Executive ("Subject Business"), as determined by Company's independent public accountants whose determination thereof shall be final, binding and conclusive. The Profit Bonus for each year shall be paid within sixty (60) days after the completion and issuance of Company's consolidated financial statements for the prior calendar year, but in no event later than June 30 of that calendar year.

(c) Special Bonus. It is understood and agreed that AFS intends to adopt a 2005 Incentive Stock Plan (the "Plan"). Upon such adoption and based upon a proposed capitalization of thirty million issued and outstanding shares of common stock, Executive shall be granted an option to purchase under the Plan 50,000 shares of AFS common stock, subject to the terms and conditions of the Plan. In the event that AFS, during the term of the option, does not have a liquidity event, such as an initial public offering, a sale of in excess of twenty percent (20%) of its outstanding shares to persons currently not affiliated with AFS or a merger or sale of AFS to a non-affiliated third party, exercise of the option, in whole or in part, shall be deferred indefinitely unless and until such event occurs.

(d) Executive may also receive other bonus payments determined at the sole discretion of the Board of Directors ("Discretionary Bonus").

(e) Executive shall also be entitled to the following benefits:

(i) five (5) weeks of paid vacation for each twelve (12) months of the Employment, or such greater period as may be approved from time to time by Board of Directors to be taken at times mutually convenient to the executive and the Company. Unused vacation time shall not be carried over to any subsequent calendar year;

(ii) paid holidays and any and all other work-related leave (whether sick leave or otherwise) as provided to the Company' other executive employees. Notwithstanding the foregoing, in the event of a serious illness or incapacity, Executive shall be entitled to receive salary and benefits for six calendar months in any twelve month period; and

(iii) Executive will participate in such benefit schemes to which executive employees of the United Kingdon affiliates of Company, their dependents and beneficiaries generally are entitled during the Employment Period and, including, without limitation, private medical insurance, permanent health insurance, life assurance, retirement plans and other present or successor plans and practices of Company for which executive employees, their dependents and beneficiaries are eligible.

4. Reimbursement of Expenses. The Company recognizes that Executive, in performing Executive's functions, duties and responsibilities under this Agreement, may be required to spend sums of money in connection with those functions, duties and responsibilities for the benefit of the Company and, accordingly, shall reimburse Executive for travel and other out-of-pocket expenses reasonably and necessarily incurred in the performance of his functions, duties and responsibilities hereunder upon submission of written statements and/or bills in accordance with the regular procedures of the Company in effect from time to time.

5. Disability. In the event that Executive shall be unable to perform because of illness or incapacity, physical or mental, all the functions, duties and responsibilities to be performed by him hereunder for a consecutive period of six (6) months or for a total period of six (6) months during any consecutive twelve (12) month period, the Company may terminate this Agreement effective on or after the expiration of such period (the "Disability Period") upon five (5) business days' written notice to Executive specifying the termination date (the "Disability Termination Date"). Executive and Company acknowledge and agree that Company, in accordance with Clause.3(e)(iii), shall afford Executive permanent health insurance, which is intended to provide benefits to Executive in the event of termination for disability pursuant to this Clause 5 or otherwise.

6. Death. In the event of the death of Executive during the Employment Period, this Agreement and the employment of Executive hereunder shall terminate on the date of death of

Executive. Executive's heirs or legal representatives shall be entitled to receive his Salary and Profit Bonus earned to the date of his death and any unreimbursed expenses.

7. Termination and Non-Renewal.

(a) Non-Renewal or Summary Termination By Company. In the event that the Company (i) in accordance with Clause 2, does not renew this Agreement upon the expiration of the initial Employment Period or any successive Employment Period, or (ii) terminates this Agreement for any reason (including pursuant to clause 5 above) other than for Gross Misconduct, as defined below, during any Employment Period, Executive, as the case may be, upon non-renewal or as an alternative to notice of non-renewal provided in Clause 2, shall be entitled to:

(1) Within seven days of the effective date of termination or non renewal, Salary for a period of one year from the original expiration date of the subject Employment Period, or one year from the effective date of termination or non-renewal, whichever is greater.

(2) Profit Bonus on all Subject Business written through the date of termination through the expiration of the Subject Business for a maximum period of five years from the date of termination.

(b) Summary Termination by Company. The Company may discharge Executive for Gross Misconduct at any time. Gross Misconduct shall include (i) a material and serious breach of this Agreement by Executive, but only if such material and serious breach is not cured within thirty (30) days following written notice by the Company to Executive of such breach, assuming such breach may be cured; (ii) Executive is convicted of any act or course of conduct involving moral turpitude; or (iii) Executive engages in any willful act or willful course of conduct constituting an abuse of office or authority which significantly adversely affects the business or reputation of the Company or Executive. Any written notice by the Company to Executive pursuant to this Clause 7 shall set forth, in reasonable detail, the facts and circumstances claimed to constitute the Gross Misconduct. If Executive is discharged for Gross Misconduct, the Company, without any limitations on any remedies it may have at law or equity, shall have no liability for salary or any other compensation and benefits to Executive after the date of such discharge.

(c) In the event that Executive, in accordance with Clause 2, does not renew this Agreement for a successive Employment Period solely for the purposes of Retirement, which means that Executive has reached retirement age as defined under the laws of the United Kingdom, and has ceased working on a substantially full-time basis, Executive shall be entitled to Profit Bonus on all Subject Business written through the end of the Employment Period through expiration of the Subject Business for a maximum period of five years from the end of the Employment Period.

8. Non-Disclosure of Confidential Information. "Confidential Information" means all information known by Executive about the Company' business plans, present or prospective customers, vendors, products, processes, services or activities, including the costing and pricing of such services or activities, employees, agents and representatives. Confidential Information does not include information generally known, other than through breach of a confidentiality agreement with any of the Company', in the industry in which the Company engages or may engage. Executive will not, while this Agreement is in effect or after its termination, directly or indirectly, use or disclose any Confidential Information, except in the performance of Executive's duties for the Company, or to other persons as directed by the Board of Directors. Executive will use reasonable efforts to prevent unauthorized use or disclosure of Confidential Information. Upon termination of employment with the Company, Executive will deliver to the Company all writings relating to or containing Confidential Information, including, without limitation, notes, memoranda, letters, drawings, diagrams, and printouts, including any tapes, discs or other forms of recorded information. If Executive violates any provision of this Clause while this Agreement is in effect or after termination, the Company specifically reserve the right, in appropriate circumstances, to seek full indemnification from Executive should the Company suffer any monetary damages or incur any legal liability to any person as a result of the disclosure or use of Confidential Information by Executive in violation of this Clause.

9. Restrictive Covenant.

(a) Prohibited Activities. Subject always to the Company honouring the payment provided for under clause 7(a), Executive agrees that he shall not (unless he has received the prior written consent of the Company), during the period beginning on the date of termination of employment and during the term of this Agreement and ending two (2) years thereafter (the "Restriction Period"), directly or indirectly, for any reason, for his own account or on behalf of or together with any other person or firm:

(i) hire or solicit for employment or call, directly or indirectly, through any person or firm, on any person who is at that time (or at any time during the one year prior thereto) employed by or representing the Company or its affiliates with the purpose or intent of attracting that person from the employ or representation of the Company or its affiliates;

(ii) call on, solicit or perform services for, directly or indirectly through any person or firm, any person or firm that at that time is, or at any time within the one year prior to that time was, a customer of the Company or its affiliates or any prospective customer that had or, to the knowledge of Executive, was about to receive a business proposal from the Company or its affiliates, for the purpose of soliciting or selling any product or service in

competition with the Company or its affiliates; or

(iii) call, directly or indirectly through any person or firm, on any entity which has been called on by the Company or an affiliate in connection with a possible acquisition by the Company or an affiliate with the knowledge of that entity's status as such an acquisition candidate, for the purpose of acquiring that entity or arranging the acquisition of that entity by any person or firm other than the Company or the affiliate.

(b) Damages. Because of (i) the difficulty of measuring economic losses to the Company as a result of any breach by Executive of the covenants in Clauses 9(a), and (ii) the immediate and irreparable damage which could be caused to the Company for which they would have no other adequate remedy, Executive agrees that the Company may enforce the provisions of Clause 9(a) by injunction and restraining order against Executive if he breaches any of said provisions, without necessity of providing a bond or other security.

(c) Reasonable Restraint. The parties hereto agree that Clauses 9(a) and 9(b) impose a reasonable restraint on Executive in light of the activities and business of the Company on the date hereof and the current business plans of the Company.

10. Ownership of Inventions. Executive shall promptly disclose in writing to the Board of Directors all inventions, discoveries, and improvements conceived, devised, created, or developed by Executive in connection with his employment (collectively, "Invention"), and Executive shall transfer and assign to the Company all right, title and interest in and to any such Invention, including any and all domestic and foreign patent rights, domestic and foreign copyright rights therein, and any renewal thereof. Such disclosure is to be made promptly after the conception of each Invention, and each Invention is to become and remain the property of the Company, whether or not patent or copyright applications are filed thereon by the Company. Upon request of the Company, Executive shall execute from time to time during or after the termination of employment such further instruments including, without limitation, applications for patents and copyrights and assignments thereof as may be deemed necessary or desirable by the Company to effectuate the provisions of this Clause.

11. Construction. If the provisions of Clause 9 should be deemed unenforceable, invalid, or overbroad in whole or in part for any reason, then any court of competent jurisdiction designated in accordance with Clause 13 is hereby authorized, requested, and instructed to reform such Clause to provide for the maximum competitive restraint upon Executive's activities (in time, product, geographic area and customer or employee solicitation) which shall then be legal and valid.

12. Damages and Jurisdiction. Executive agrees that violation of or threatened violation of any of Clauses 8, 9 or 10 would cause irreparable injury to the Company for which

any remedy at law would be inadequate, and the Company shall be entitled in any court of law or equity of competent jurisdiction to preliminary, permanent and other injunctive relief against any breach or threatened breach of the provisions contained in any of said Clauses 8, 9 or 10 hereof, without providing bond or other security, and such compensatory damages as shall be awarded. Further, in the event of a violation of the provisions of Clause 9, the Restriction Period referred to therein shall be extended for a period of time equal to the period that any violation occurred.

13. Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The Company and Executive hereby each consents to the exclusive jurisdiction of the Supreme Court of the State of New York or the United States District Court for the Southern District of New York with respect to any dispute arising under the terms of this Agreement and further consents that any process or notice of motion therewith may be served by certified or registered mail or personal service, within or without the State of New York, provided a reasonable time for appearance is allowed. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect or any litigation directly or indirectly arising out of or relating to this agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement. The parties further agree that any judgment, order or injunction granted by any court within the State of New York shall be enforceable in any jurisdiction in which the Company or its affiliates do business.

14. Indemnification. To the fullest extent permitted by, and subject to, the Company' Certificates of Incorporation and By-laws, the Company shall indemnify and hold harmless Executive against any losses, damages or expenses (including reasonable attorney's fees) incurred by him or on his behalf in connection with any threatened or pending action, suit or proceeding in which he is or becomes a party by virtue of his employment by the Company or any affiliates or by reason of his having served as an officer or director of the Company or any other corporation at the express request of the Company, or by reason of any action alleged to have been taken or omitted in such capacity.

15. Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, that determination will not affect the enforceability of any other provision of this Agreement, and the remaining provisions of this Agreement will be valid and enforceable according to their terms.

16. Successors to Company. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of Executive and the Company and any successor or assign of the Company, including, without limitation, any corporation acquiring, directly or indirectly, all or substantially all of the assets of the Company, whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed embraced within the term "Company" for the purposes of this Agreement), but shall not otherwise be assignable by the Company. The services to be provided by Executive hereunder may not be delegated nor may

Executive assign any of his rights hereunder.

17. No Restrictions. Executive represents and warrants that as of the date of this Agreement Executive is not subject to any contractual obligations or other restrictions, including, but not limited to, any covenant not to compete, that could interfere in any way with his employment hereunder.

18. Personal Data.

Executive acknowledges and agrees that Company shall process certain personal data regarding him outside of the European Economic Area in connection with personnel administration and Company management.

19. Collective Agreements.

There are no collective agreements that directly affect the terms and conditions of Executive's employment.

20. Miscellaneous.

(a) This Agreement constitutes the entire understanding of the parties with respect to the subject hereof, may be modified only in writing, is governed by laws of New York, without giving effect to the principles of conflict of laws thereof, and will be binding and inure to the benefit of Executive and Executive's personal representatives, and the Company, their successors and assigns.

(b) If Executive should die while any amount would still be payable to him under this Agreement if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's estate or legal representative.

(c) The failure of any of the parties hereto to enforce any provision hereof on any occasion shall not be deemed to be a waiver of any provision or succeeding breach of such provision or any other provision.

(d) All notices under this Agreement shall be given by registered or certified mail, return receipt requested, directed to parties at the following addresses or to such other addresses as the parties may designate in writing:

I f to the Company:

AmTrust Financial Services, Inc.
59 Maiden Lane, 6th Floor

New York, New York 10038
Attention: Barry D. Zyskind

If to Executive

Max G. Caviet
Ashford House 56 Tilt Road Cobham Surrey KT11 3HQ.

(e) In furtherance and not in limitation of the foregoing, this Agreement supersedes any employment agreement between the Company and Executive, written or oral, and any such agreement hereby is terminated and is no longer binding on either party.

21. Key Man Insurance Authorization. At any time during the term of this Agreement, the Company will have the right (but not the obligation) to insure the life of Executive for the sole benefit of the Company and to determine the amount of insurance and type of policy. The Company will be required to pay all premiums due on such policies. Executive will cooperate with the Company in taking out the insurance by submitting to physical examination, by supplying all information required by the insurance company, and by executing all necessary documents. Executive, however, will incur no financial obligation by executing any required document, and will have no interest in any such policy.

22. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be deemed to be duplicate originals.

AMTRUST FINANCIAL SERVICES, INC.

By: ______________________
Barry D. Zyskind

____
Max G. Caviet